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                                                               EXHIBIT 11

                        STONE CONTAINER CORPORATION
                 COMPUTATION OF PRIMARY AND FULLY DILUTED
                          NET LOSS PER SHARE
                    (in millions, except per share)

                                   Three Months Ended    Nine Months Ended
                                      September 30,         September 30,
                                       1997       1996      1997      1996
Primary Earnings Per Share
 Shares of Common Stock:
  Weighted average number of
  common shares outstanding........    99.3       99.2      99.3      99.2
 Primary Weighted Average Shares
  Outstanding......................    99.3       99.2      99.3      99.2

  Net loss......................... $ (98.7)   $ (51.0)  $(316.1)  $ (39.8)
  Less:
    Series E Cumulative Convertible
     Exchangeable Preferred Stock
     dividend......................    (2.0)      (2.0)     (6.0)     (6.0)
  Net loss used in computing
   primary net loss per common
   share........................... $(100.7)   $ (53.0)  $(322.1)  $ (45.8)
  Primary Earnings Per Share....... $ (1.01)   $  (.53)  $ (3.24)  $  (.46)

Fully Diluted Earnings Per Share
  Shares of Common Stock:
    Weighted average number of
     common shares outstanding.....    99.3       99.2      99.3      99.2
    Dilutive effect of options and
     warrants......................      --         .3        --        .3
    Addition from assumed
     conversion of 8.875%
     convertible senior
     subordinated notes............     5.1        5.2       5.1       5.2
    Addition from assumed
     conversion of 6.75%
     convertible
      subordinated debentures......     1.3        1.3       1.3       1.3
    Addition from assumed conversion
     of Series E Cumulative
     Convertible Exchangeable
     Preferred Stock...............     3.4        3.4       3.4       3.4


  Fully Diluted Weighted Average
   Shares Outstanding..............   109.1      109.4     109.1     109.4

  Net loss......................... $ (98.7)   $ (51.0)  $(316.1)  $ (39.8)
  Less:
    Series E Cumulative Convertible
     Exchangeable Preferred Stock
     dividend......................    (2.0)      (2.0)     (6.0)     (6.0)
Add back:
    Interest on 8.875% convertible
     senior subordinated notes.....      .8         .8       2.4       2.4
    Interest on 6.75% convertible
     subordinated debentures.......      .4         .4       1.4       1.4
    Series E Cumulative Convertible
     Exchangeable Preferred Stock
      dividend.....................     2.0        2.0       6.0       6.0

  Net loss used in computing fully
   diluted net loss per common
   share........................... $ (97.5)   $ (49.8)  $(312.3)  $ (36.0)
  Fully Diluted Earnings Per
   Share(A)........................ $  (.89)   $  (.46)  $ (2.86)  $  (.33)


(A) Fully diluted earnings per share for the three and nine months ended September 30, 1997 and 1996 are not presented in the consolidated financial statements due to anti-dilutive nature.

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